                                                                  Exhibit 12.1

                             Fleming Companies, Inc.
                Computation of Ratio of Earnings to Fixed Charges

                                                          16 Weeks Ended
                                                          --------------
                                                     April 21,       April 15,
(Dollars in thousands)                                 2001            2000
----------------------                                 ----            ----
Earnings:
  Pretax earnings (loss)                              $27,209        $(43,265)
  Fixed charges, net                                   62,290          61,135

        Total earnings                                $89,499        $ 17,870

Fixed charges:
  Interest expense                                    $57,502        $ 53,101
  Portion of rental charges
    deemed to be interest                               4,604           7,876
  Capitalized interest                                    409             185

        Total fixed charges                           $62,515        $ 61,162

Deficiency                                                 --        $ 43,292

Ratio of earnings
  to fixed charges                                       1.43             .29

"Earnings" consists of income before income taxes and fixed charges excluding capitalized interest. Capitalized interest amortized during the respective periods is added back to earnings.

"Fixed charges, net" consists of interest expense, an estimated amount of rental expense which is deemed to be representative of the interest factor and amortization of capitalized interest.

The pro forma ratio of earnings to fixed charges is omitted as it is not applicable.

Under the company's long-term debt agreements, "earnings" and "fixed charges" are defined differently and amounts and ratios differ accordingly.

Results excluding strategic plan adjustments and one-time items are as follows:

                                        16 Weeks Ended
                                        --------------
                                   April 21,      April 15,
                                     2001           2000
                                     ----           ----
Total adjusted earnings             $89,111        $81,703
Total adjusted fixed charges        $59,682        $61,162

Adjusted ratio of earnings to
  fixed charges                        1.49           1.34